Exhibit 99.1

February 5, 2008

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Sam Westover	Michael Halloran
	President and CEO	Vice President and CFO
	(801) 365-2800	(801) 365-2854

SONIC INNOVATIONS ANNOUNCES RESULTS FOR FOURTH

QUARTER AND FULL YEAR 2007

Record Annual Net Sales and Net Income

Salt Lake City, Utah, February 5, 2008 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, today announced results for the fourth quarter 2007. Net sales for the fourth quarter 2007 of $32.3 million were up 12.4% over the $28.7 million for the fourth quarter of 2006. Net sales for the year 2007 of $122.5 million improved 16.1% over the $105.5 million for the year 2006. The auditory testing equipment division was sold in February 2007 and has been reflected as a discontinued operation.

North American sales of $46.7 million in 2007 increased 11.9% from $41.8 million in 2006. European sales of $50.5 million in 2007 increased 21.1% from $41.7 million in 2006. Rest-of-world sales of $25.2 million in 2007 were up 14.7% from $22.0 million in 2006. North American sales of $11.4 million in the fourth quarter 2007 increased 5.8% from $10.8 million in the fourth quarter of 2006. European sales of $13.6 million in the fourth quarter 2007 increased 11.6% from $12.1 million in the fourth quarter 2006. Rest-of-world sales of $7.3 million in the fourth quarter 2007 were up 26.4% from $5.8 million in the fourth quarter 2006.

Gross profit was $77.3 million in 2007, up 26.9%, from 2006. Gross margin in 2007 of 63.1% increased from the 2006 level of 57.7%. Gross profit was $20.8 million in the fourth quarter 2007, up 20.2%, from the same period in 2006. Gross margin of 64.5% in the fourth quarter 2007, a record for the company, was up from the fourth quarter of 2006 level of 60.3%. The increase in gross margin was a result of cost reductions in manufacturing, distribution activities, lower warranty costs, reduced returns and foreign currency.

Selling, general and administrative expense increased from $53.1 million in the year ended 2006 to $67.7 million in the year ended 2007 and from $14.9 million in the fourth quarter 2006 to $18.5 million in the fourth quarter 2007 due to the costs of integrating and expanding distribution channels, increased spending on marketing and selling initiatives, and foreign currency.

Research and development expense in the year ended 2007 of $8.5 million increased $0.8 million, or 10.2%, from $7.8 million in the prior year, primarily due to increased expenses relating to the development of our new product lines. Research and development expense in the fourth quarter 2007 of $2.0 million slightly increased by 1.5%, from $1.9 million in the prior year.

Net income for 2007 was $0.7 million, an increase of $2.3 million from a loss of $1.6 million in 2006. Earnings per share for 2007 was three cents, an improvement of ten cents from the loss of seven cents in 2006. Net income for the fourth quarter of 2007 was $0.1 million, a decrease of $0.3 million from net income of $0.4 million in 2006. Earnings per share for the fourth quarter of 2007 were zero, a decrease of two cents from 2006.

Sam Westover, President and CEO, stated, “Our sales and earnings are clearly heading in the right direction, having established record numbers for the company this year. Once again, we generated double digit sales growth for the year and approximately a two-fold increase in earnings from our previous record year. I am pleased that our company continues to show such improvement.”

As of December 31, 2007, Sonic Innovations had cash and marketable securities of $20.7 million and a line of credit of $6.0 million.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers.

This press release may contain “forward-looking statements” as defined under securities laws. Actual results may differ materially and adversely from those described herein depending on a number of factors including, but not limited to, the following risks: we face aggressive competition in our business; acquisitions could be difficult to integrate and disrupt our current business and therefore may harm our operating results; we may poorly operate newly acquired businesses; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; and we have important international operations, particularly in Germany and Australia, which expose us to a variety of risks including government reimbursement, that could impact sales and operating results. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.

This release contains a non-GAAP financial measure (“EBITDA”). We believe the inclusion of such a non-GAAP financial measure improves the transparency of our disclosure. We have provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The Company will host a teleconference call in connection with this release on Tuesday, February 5, 2008 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free (800) 291-5365, or (617) 614-3922 outside the U.S., and use participant pass code 79423106 for the Sonic Innovations teleconference. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please dial (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter pass code 53203626 (available through February 8, 2008), or access the playback through our website.

SONIC INNOVATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Net sales	$32,265	$28,706	$122,480	$105,492
Cost of sales	11,452	11,390	45,220	44,605

Gross profit	20,813	17,316	77,260	60,887
Selling, general and administrative expense	18,495	14,890	67,741	53,148
Research and development expense	1,975	1,946	8,547	7,759

Operating income (loss)	343	480	972	(20)
Other income, net	142	255	853	1,013

Income before income taxes	485	735	1,825	993
Provision for income taxes	336	81	977	577

Income from continuing operations	149	654	848	416
Discontinued operations, net of income taxes	(50)	(211)	(131)	(1,996)

Net income (loss)	$99	$443	$717	$(1,580)

Basic income (loss) per common share:
Continuing operations	$0.01	$0.03	$0.03	$0.02
Discontinued operations	(0.01)	(0.01)	—	(0.09)

Net income (loss)	$—	$0.02	$0.03	$(0.07)

Diluted income (loss) per common share:
Continuing operations	$0.01	$0.03	$0.03	$0.02
Discontinued operations	(0.01)	(0.01)	—	(0.09)

Net income (loss)	$—	$0.02	$0.03	$(0.07)

Basic weighted average number of common shares outstanding	26,762	25,610	26,518	23,408

Diluted weighted average number of common shares outstanding	27,801	26,097	27,570	23,932

Sonic Innovations, Inc.

Consolidated Balance Sheet Information

(In thousands)

(Unaudited)

	December 31, 2007	December 31, 2006
Assets:
Cash and marketable securities	$20,684	$26,452
Accounts receivable	21,996	18,932
Inventories	13,843	10,475
Property and equipment	8,267	8,265
Goodwill and intangibles	52,836	36,812
Assets held for sale	—	2,584
Other	6,331	4,801

Total assets	$123,957	$108,321

Liabilities:
Accounts payable and accrued liabilities	$26,802	$26,758
Loans payable	10,820	6,423
Deferred revenue	10,102	8,011
Liabilities associated with assets held for sale	—	1,225

Total liabilities	47,724	42,417
Shareholders’ equity:
Common stock	28	27
Additional paid-in capital	139,853	134,464
Accumulated deficit	(71,268)	(71,985)
Other	7,620	3,398

Total shareholders’ equity	76,233	65,904

Total liabilities and shareholders’ equity	$123,957	$108,321

Sonic Innovations, Inc.

Consolidated Statements of Other Information

(In thousands)

(Unaudited)

Net Sales

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Hearing aids:
North America	$11,417	$10,787	$46,731	$41,761
Europe	13,553	12,148	50,510	41,718
Rest-of-world	7,295	5,771	25,239	22,013

Total	$32,265	$28,706	$122,480	$105,492

Discontinued operations	$—	$821	$325	$3,483

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

(Excluding Discontinued Operations)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Income from continuing operations	$149	$654	$848	$416
Add back (deduct):
Interest income, net	(152)	(220)	(484)	(546)
Taxes	336	81	977	577
Depreciation and amortization	1,214	921	4,530	3,988

EBITDA	$1,547	$1,436	$5,871	$4,435